Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-000000) and related Prospectus of WellChoice, Inc. for the registration of 11,483,462 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2004, with respect to the consolidated financial statements and schedules of WellChoice, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 7, 2004